Exhibit 99.4

RAI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Please see the “Glossary of Terms” beginning on page 16 of this Exhibit 99.4 for definitions of certain terms used herein.

On June 12, 2015, pursuant to the merger agreement, and following the satisfaction or waiver of certain conditions, merger sub merged with and into Lorillard, with Lorillard surviving as a wholly owned subsidiary of RAI. In connection with the closing of the Lorillard merger, RAI and Lorillard divested the transferred assets to Imperial Sub pursuant to the asset purchase agreement and transfer agreement.

The following unaudited pro forma condensed combined financial statements give effect to the Lorillard merger and divestiture. The unaudited pro forma condensed combined balance sheet gives effect to the Lorillard merger and divestiture as if they had occurred on March 31, 2015, and the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2015, and the year ended December 31, 2014 gives effect to the Lorillard merger and divestiture as if they had occurred on January 1, 2014, the beginning of the earliest period presented. The following unaudited pro forma financial information is based on the historical consolidated financial statements of RAI and Lorillard, and the assumptions and adjustments set forth in the accompanying explanatory notes. The divestiture is presented from the historical perspective of RAI and Lorillard and is not intended to be indicative of how the transferred assets would operate on a stand-alone basis.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Lorillard merger or the divestiture; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results of RAI and Lorillard. The unaudited pro forma financial information for the Lorillard merger has been developed from and should be read in conjunction with the RAI unaudited interim condensed consolidated financial statements contained in RAI’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, the RAI audited consolidated financial statements contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2014, the Lorillard unaudited interim condensed consolidated financial statements for the quarterly period ended March 31, 2015 contained in Exhibit 99.2 to RAI’s Current Report on Form 8-K filed on June 9, 2015 and the Lorillard audited consolidated financial statements for the year ended December 31, 2014 contained in Exhibit 99.1 to RAI’s Current Report on Form 8-K filed on June 9, 2015. The unaudited pro forma financial information for the divestiture is derived from the historical accounting records of RAI and Lorillard. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed in the Lorillard merger. Fair value estimates were determined based on preliminary discussions between RAI and Lorillard, due diligence efforts and information available in public filings and are subject to revision. The unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that RAI and Lorillard believe are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of RAI would have been had the Lorillard merger or the divestiture occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

The unaudited pro forma financial information does not include any adjustment for liabilities or costs related to or that may result from integration and similar activities following the Lorillard merger and divestiture, since management of RAI has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for exit or integration activities following the Lorillard merger and divestiture.

RAI anticipates that the Lorillard merger and divestiture will result in significant annual cost savings and operating synergies that would be unachievable without having completed the transactions. RAI currently expects that approximately $800 million of annual cost savings and synergies will be realized within two years of

1

completion of the Lorillard merger and divestiture. No assurance can be made that RAI will be able to achieve these cost savings and synergies or when they will be realized, and no such cost savings or synergies have been reflected in the unaudited pro forma financial information.

The unaudited pro forma condensed combined statement of income does not include any material nonrecurring charges that might arise as a result of the Lorillard merger or divestiture. The unaudited pro forma condensed combined balance sheet only includes adjustments for transaction-related costs that are directly attributable to the Lorillard merger or divestiture and are factually supportable.

The Lorillard merger and divestiture may result in changes in RAI’s tax rate used to determine deferred income taxes due to changes in apportionment factors related to state income taxes. The unaudited pro forma financial information does not include the impact of such changes on RAI’s existing deferred tax assets and liabilities, as this analysis has not been completed.

Upon the closing of the Lorillard merger, each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or merger sub) was automatically converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. The purchase price was based upon the fair value of the shares of RAI common stock issued in connection with the Lorillard merger. Generally accepted accounting principles in the United States, referred to as GAAP, require that the merger consideration be measured at the date the Lorillard merger is completed at the then-current market price. Based on the closing price of a share of RAI common stock as quoted on the NYSE on June 11, 2015, the last day Lorillard common stock traded on the NYSE, which was $72.15, and 359 million shares of Lorillard common stock outstanding as of June 11, 2015, the merger consideration represented approximately $71.49 in value per share of Lorillard common stock.

This unaudited pro forma financial information does not take into consideration the possible required sale of RJR Tobacco’s DORAL cigarette brand as part of the divestiture.

RAI financed the cash portion of the merger consideration, the unpaid fees and expenses and other cash needed in connection with the Lorillard transactions—totaling approximately $18.6 billion—with (1) the net proceeds of the issuance of the notes offering, (2) the net proceeds to RAI of the divestiture, (3) the proceeds to RAI of the BAT share purchase, and (4) available cash.

In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, the Lorillard merger will be accounted for under the acquisition method with RAI as the acquirer of Lorillard. The purchase price will be allocated to the fair values of the assets acquired and liabilities assumed from Lorillard. Since the pro forma financial statements have been prepared based on preliminary estimates and assumptions, the final amounts recorded at the date of the Lorillard merger may differ materially from the information presented. All estimates reflected in the pro forma financial statements are subject to change pending additional review of the assets acquired and liabilities assumed and the final purchase price, and there can be no assurance that any revisions to estimates will not result in material changes to the information presented.

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate historical consolidated financial statements of RAI as of and for the year ended December 31, 2014, included in RAI’s Annual Report on Form 10-K filed with the SEC;

•	the separate historical unaudited condensed consolidated interim financial statements of RAI as of and for the quarterly period ended March 31, 2015, included in RAI’s Quarterly Report on Form 10-Q filed with the SEC;

•	the separate historical consolidated financial statements of Lorillard as of and for the year ended December 31, 2014, included as Exhibit 99.1 to RAI’s Current Report on Form 8-K filed with the SEC on June 9, 2015; and

•	the separate historical unaudited condensed consolidated interim financial statements of Lorillard as of and for the quarterly period ended March 31, 2015, included as Exhibit 99.2 to RAI’s Current Report on Form 8-K filed with the SEC on June 9, 2015.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME GIVING EFFECT TO THE LORILLARD MERGER AND THE DIVESTITURE FOR THE THREE MONTHS ENDED

MARCH 31, 2015

(Dollars in Millions, Except Per Share Amounts)

	RAI	Lorillard	Reclassifications Note 3a	Merger- Related Pro Forma Adjustments Note 3	Notes	Pro Forma for Merger Excluding Divestiture	Divestiture Note 4	Notes	Pro Forma for Merger Including Divestiture
Net sales	$1,975	$1,668	$(458)	$—		$3,185	$(498)	4a	$2,687
Net sales, related party	82	—	—	—		82	—		82

Net sales	2,057	1,668	(458)	—		3,267	(498)		2,769
Costs and expenses:
Cost of products sold	850	1,002	(458)	(7)	3b, 3m	1,387	(234)	4b	1,153
Selling, general and administrative expenses	511	179	(5)	(24)	3f, 3m	661	(77)	4c	584
Amortization expense	3	—	5	3	3d	11	(5)	4i	6

Operating income	693	487	—	28		1,208	(182)		1,026
Interest and debt expense	91	45	—	53	3g, 3h	189	—		189
Interest income	(1)	(1)	—	—		(2)	—		(2)
Other income, net	(17)	—	—	—		(17)	—		(17)

Income from continuing operations before income taxes	620	443	—	(25)		1,038	(182)		856
Provision for income taxes	231	168	—	(10)	3i	389	(71)	4d	318

Net income	$389	$275	$—	$(15)		$649	$(111)		$538

Earnings per share attributable to RAI shareholders:
Basic	$0.73								$0.75	Note 5
Diluted	$0.73								$0.75	Note 5
Weighted average shares outstanding, in thousands:
Basic	531,527								713,914	Note 5
Diluted	533,497								715,884	Note 5

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

GIVING EFFECT TO THE LORILLARD MERGER AND THE DIVESTITURE

FOR THE YEAR ENDED DECEMBER 31, 2014

(Dollars in Millions, Except Per Share Amounts)

	RAI	Lorillard	Reclassifications Note 3a	Merger- Related Pro Forma Adjustments Note 3	Notes	Pro Forma for Merger Excluding Divestiture	Divestiture Note 4	Notes	Pro Forma for Merger Including Divestiture
Net sales	$8,160	$6,990	$(1,938)	$—		$13,212	$(2,248)	4a	$10,964
Net sales, related party	311	—	—	—		311	—		311

Net sales	8,471	6,990	(1,938)	—		13,523	(2,248)		11,275
Costs and expenses:
Cost of products sold	4,058	4,252	(1,938)	(24)	3b, 3m	6,348	(1,092)	4b	5,256
Selling, general and administrative expenses	1,871	630	(23)	(70)	3f, 3m	2,408	(268)	4c	2,140
Amortization expense	11	—	23	12	3d	46	(23)	4i	23

Operating income	2,531	2,108	—	82		4,721	(865)		3,856
Interest and debt expense	286	179	—	298	3g, 3h	763	—		763
Interest income	(3)	(7)	—	—		(10)	—		(10)
Other income, net	(14)	—	—	—		(14)	—		(14)

Income from continuing operations before income taxes	2,262	1,936	—	(216)		3,982	(865)		3,117
Provision for income taxes	817	749	—	(84)	3i	1,482	(337)	4d	1,145

Income from continuing operations	1,445	1,187	—	(132)		2,500	(528)		1,972
Income from discontinued operations, net of tax	25	—	—	—		25	—		25

Net income	$1,470	$1,187	$—	$(132)		$2,525	$(528)		$1,997

Earnings per share attributable to RAI shareholders:
Basic	$2.76								$2.79	Note 5
Diluted	$2.75								$2.78	Note 5
Weighted average shares outstanding, in thousands:
Basic	533,160								715,547	Note 5
Diluted	534,970								717,357	Note 5

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

GIVING EFFECT TO THE LORILLARD MERGER AND THE DIVESTITURE

AS OF MARCH 31, 2015

(Dollars in Millions)

	RAI	Lorillard	Reclassifications Note 3a	Merger- Related Pro Forma Adjustments Note 3	Notes	Pro Forma for Merger Excluding Divestiture	Divestiture Note 4	Notes	Pro Forma for Merger Including Divestiture
Assets
Current assets:
Cash and cash equivalents	$1,615	$1,920	$—	$(4,687)	3n	$(1,152)	$4,400	4e	$3,248
Short-term Investments	—	329	—	—		329	—		329
Accounts receivable	118	25	—	—		143	(14)	4g	129
Accounts receivable, related party	56	—	—	—		56	—		56
Other receivables	12	29	—	—		41	—		41
Inventories	1,268	455	—	287	3b	2,010	(231)	4f	1,779
Deferred income taxes, net	704	517	—	(112)	3i	1,109	(5)	4d	1,104
Prepaid expenses and other	216	33	—	823	3d, 3h	1,072	(857)	4g	215

Total current assets	3,989	3,308	—	(3,689)		3,608	3,293		6,901

Property, plant and equipment, net	1,202	298	—	—	3c	1,500	(199)	4h	1,301
Trademarks and other intangible assets	2,418	58	—	3,092	3d	5,568	(356)	4i	5,212
Goodwill	8,015	98	—	25,408	3e	33,521	(1,850)	4j	31,671
Long-term investments	—	154	—	—		154	—		154
Deferred income taxes, net	—	140	(140)	—		—	—		—
Other assets and deferred charges	226	98	—	39	3g, 3h	363	—		363

	$15,850	$4,154	$(140)	$24,850		$44,714	$888		$45,602

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$126	$36	$—	$—		$162	$(10)	4l	$152
Tobacco settlement accruals	2,216	1,525	—	—		3,741	—		3,741
Due to related party	1	—	—	—		1	—		1
Deferred revenue, related party	23	—	—	—		23	—		23
Current maturities of long-term debt	450	—	—	—		450	—		450
Other current liabilities	1,409	612	—	101	3f	2,122	(21)	4l	2,101

Total current liabilities	4,225	2,173	—	101		6,499	(31)		6,468
Long-term debt	4,629	3,567	—	9,504	3g, 3h	17,700	—		17,700
Deferred income taxes, net	397	—	(140)	992	3i	1,249	(85)	4d	1,164
Long-term retirement benefits	1,973	472	—	—		2,445	(139)	4k	2,306
Other noncurrent liabilities	107	76	—	—		183	(16)	4l	167
Shareholders’ equity (deficit)	4,519	(2,134)	—	14,253	3f, 3h,3j, 3k, 3l	16,638	1,159	4m	17,797

Total liabilities and shareholders’ equity	$15,850	$4,154	$(140)	$24,850		$44,714	$888		$45,602

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The accompanying unaudited pro forma financial information is intended to reflect the impact of the Lorillard merger on RAI’s consolidated financial statements and presents the pro forma consolidated financial position and results of operations of RAI after giving effect to the Lorillard merger and divestiture. The accompanying unaudited pro forma financial information for the Lorillard merger is based on the historical financial statements of RAI and Lorillard, and the accompanying unaudited pro forma financial information for the divestiture is based on the historical accounting records of RAI and Lorillard.

Merger-related pro forma adjustments are included only to the extent they are directly attributable to the Lorillard merger, factually supportable and expected to have a continuing impact on the results of the combined company. The accompanying unaudited pro forma financial information is presented for illustrative purposes only.

The Lorillard merger will be accounted for using the acquisition method of accounting with RAI considered the acquirer. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between RAI and Lorillard, due diligence efforts and information available in public filings. The detailed valuation studies necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from Lorillard and its affiliates and subsidiaries in the Lorillard merger have not been completed. Significant assets and liabilities that are subject to preparation and completion of valuation studies to determine appropriate fair value adjustments include property, plant and equipment, identifiable intangible assets and debt obligations. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred income taxes.

Immediately prior to or immediately after the closing of the Lorillard merger, as the case may be, and pursuant to the asset purchase agreement and the transfer agreement, RAI and Lorillard, directly or indirectly through one or more of their respective subsidiaries or affiliates, divested the transferred assets and certain liabilities to Imperial Sub in the divestiture. Divestiture-related pro forma adjustments are included only to the extent they are directly attributable to the divestiture, factually supportable, and with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the results of the combined company.

Due to the uncertain scope and duration and expected immaterial impact of certain transition services arrangements, including the reciprocal manufacturing agreement entered into by RJR Tobacco and Imperial Sub, at the close of the Lorillard merger, any potential impact from these arrangements is not reflected in the pro forma financial information.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Lorillard merger and divestiture as if they had occurred on March 31, 2015, and the Unaudited Pro Forma Condensed Combined Statement of Income for the three months ended March 31, 2015 and the year ended December 31, 2014 gives effect to the Lorillard merger and divestiture as if they had occurred on January 1, 2014, the beginning of the earliest period presented.

Other Merger-Related Adjustments

The unaudited pro forma financial information reflects certain reclassifications of the Lorillard statement of income and balance sheet categories to conform to RAI presentation.

The unaudited pro forma financial information does not reflect any adjustments to conform Lorillard’s accounting policies to those adopted by RAI, as no such adjustments have been identified that would have a material effect on the unaudited pro forma financial information.

Further review may identify additional reclassifications, intercompany transactions or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma financial information of the combined company. At this time, RAI is not aware of any reclassifications, intercompany transactions or accounting policy differences that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial information does not include any adjustment for liabilities or costs related to or that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance, exit or integration activities following the Lorillard merger and divestiture.

RAI anticipates that the Lorillard merger and divestiture will result in significant annual cost savings and operating synergies that would be unachievable without having completed the Lorillard transactions. RAI currently expects that approximately $800 million of annual cost savings and synergies will be realized within two years of completion of the Lorillard merger and divestiture. No assurance can be made that RAI will be able to achieve these cost savings and synergies or when they will be realized, and no such cost savings or synergies have been reflected in the unaudited pro forma financial information.

The Unaudited Pro Forma Condensed Combined Statement of Income does not include any material nonrecurring charges that might arise as a result of the Lorillard merger. The Unaudited Pro Forma Condensed Combined Balance Sheet only includes adjustments for transaction-related costs that are directly attributable to the Lorillard merger or divestiture and are factually supportable.

The Lorillard merger may result in changes in RAI’s tax rate used to determine deferred income taxes due to changes in apportionment factors related to state income taxes. The unaudited pro forma financial information does not include the impact of such changes on RAI’s existing deferred tax assets and liabilities, as this analysis has not been completed.

Note 2—The Lorillard Merger

On June 12, 2015, pursuant to the merger agreement, and following the satisfaction or waiver of certain conditions, merger sub merged with and into Lorillard, with Lorillard surviving as a wholly owned subsidiary of RAI.

Merger Purchase Price

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the Lorillard merger and the excess of the consideration over these fair values is recorded to goodwill. The fair value of the merger consideration, or the purchase price, in the unaudited pro forma financial information is approximately $25.8 billion. This amount is based on the 359.4 million outstanding shares of Lorillard common stock at June 11, 2015 and the merger consideration. Each share of Lorillard common stock (other than treasury shares held by Lorillard and any shares of Lorillard common stock owned by any Lorillard subsidiary, RAI or merger sub) was automatically converted into the right to receive the merger consideration, consisting of (1) 0.2909 of a fully paid and nonassessable share of RAI common stock plus (2) $50.50 in cash. The stock price used to determine the value of the stock portion of the merger consideration, for purposes of the unaudited pro forma financial information, is based on the closing price of a share of RAI common stock, as quoted on the NYSE on June 11, 2015, the last day Lorillard common stock traded on the NYSE, which was $72.15. Lorillard restricted stock and restricted stock unit equity awards outstanding at the time of the closing of the Lorillard merger, net of shares withheld for tax payments, received the merger consideration in accordance with the merger agreement. Lorillard stock options and stock appreciation rights were cancelled in exchange for a cash payment equal to the excess of the equity award consideration over the exercise price. The fair value of Lorillard equity awards is considered part of the purchase price. Accordingly, the purchase price includes estimated fair values for Lorillard equity awards of $140 million.

The table below presents the preliminary purchase price as if the Lorillard merger had closed on March 31, 2015, along with a preliminary allocation of purchase price to the assets acquired and liabilities assumed in the Lorillard merger based upon the RAI share price of $72.15 on June 11, 2015, the last day Lorillard common stock traded on the NYSE.

Preliminary Purchase Price

(in millions, except per share data)
Lorillard shares outstanding at June 11, 2015	359.4
Lorillard restricted stock and stock units at June 11, 2015, net of shares withheld for tax payments	0.6

Total Lorillard shares (see Note 3(k))	360.0
Share exchange ratio	0.2909

Shares of RAI common stock to be issued to Lorillard shareholders	104.7
Price per share of RAI common stock at June 11, 2015	$72.15

Fair value of RAI common stock to be issued	$7,555
Cash paid to Lorillard shareholders at $50.50 per share	18,176
Cash paid for Lorillard stock options and stock appreciation rights	73
Restricted shares withheld for tax payments	27

Preliminary Purchase Price	$25,831

Preliminary Allocation of Purchase Price

(dollars in millions)
Cash and cash equivalents	$1,920
Short-term investments	329
Accounts and other receivables	54
Inventories	742
Current deferred income tax assets	405
Prepaid expenses and other current assets	864
Property, plant and equipment	298
Trademarks and other intangible assets	3,150
Goodwill (see Note 3(e))	25,506
Long-term investments	154
Other assets	77
Tobacco settlement accruals and other current liabilities	(2,173)
Long-term debt	(4,095)
Long-term deferred income tax liabilities	(852)
Other liabilities assumed	(548)

Preliminary Purchase Price	$25,831

Upon completion of the fair value assessment following the Lorillard merger, RAI anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of fair value of the assets acquired and the liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The estimated goodwill to be recognized is attributable primarily to the expected synergies and other benefits that RAI believes will result from combining the operations of Lorillard with the operations of RJR Tobacco. The $25.5 billion estimated goodwill that will be acquired is not expected to be deductible for income tax purposes, and will be included in RAI’s RJR Tobacco operating segment.

No fractional shares of RAI common stock will be issued in the Lorillard merger, and Lorillard shareholders will receive cash in lieu of any fractional shares. The amount of cash required to be disbursed for the fractional shares was not material and is not included in the unaudited pro forma condensed combined financial statements.

Note 3—Reclassifications and Merger-Related Pro Forma Adjustments

The unaudited pro forma financial information reflects the following adjustments related to the Lorillard merger:

(a)	Reclassifications—Certain reclassifications have been made to amounts in the Lorillard statement of income and balance sheet to conform to RAI’s presentation, including reclassifying Lorillard’s federal excise taxes as a reduction in net sales, presenting Lorillard’s amortization expense within the amortization expense caption instead of selling, general and administrative expenses and reclassifying deferred income taxes.

(b)	Inventory—Adjustment to reflect Lorillard’s inventories at fair value. Lorillard’s tobacco inventories historically have been stated on a last-in, first-out, referred to as LIFO basis, and the adjustment based on historical Lorillard financial information is to reverse the LIFO impact of $4 million and $19 million for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively. RAI’s assumed fair value of Lorillard’s inventory may change after the closing of the Lorillard merger. RAI’s pro forma fair value adjustment to inventory is based on Lorillard’s inventory as of March 31, 2015. In addition, as RAI sells the acquired inventory, its cost of sales will reflect the increased valuation of Lorillard’s inventory, which will temporarily reduce RAI’s gross margins until such inventory is sold. This is considered a non-recurring adjustment and as such is not included in the Unaudited Pro Forma Condensed Combined Statement of Income.

(c)	Property, plant and equipment—Lorillard’s property, plant and equipment is reflected at book value. No adjustment has been made because it is preliminarily assumed that the recorded book value in the Lorillard balance sheet approximates the fair value. In addition, most of the Lorillard property, plant and equipment was sold to Imperial Sub as part of the divestiture. As such, there is no adjustment to depreciation expense resulting from a pro forma fair value adjustment.

(d)	Intangible assets—Adjustment to reflect the preliminary fair value estimates of Lorillard’s identifiable intangible assets, net of the historical Lorillard intangible asset value of $58 million. The primary assets included are customer relationships and trademarks. These preliminary fair value estimates were determined based on an income approach, utilizing discounted cash flow valuation model under a relief from royalty methodology using Lorillard’s long range projections.

A preliminary fair value estimate of $200 million relates to amortizable customer relationships. The fair value of these customer relationships is amortized over 20 years. An adjustment to increase amortization expense related to Lorillard’s customer relationships of $2 million and $10 million for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively, is reflected in the Unaudited Pro Forma Condensed Combined Statement of Income.

A preliminary fair value estimate of $2.95 billion relates to trademarks. These fair value estimates are consistent with RAI’s methodology for trademark valuation, and are made up of $2.94 billion related to trademarks with indefinite lives and $10 million related to trademarks with a finite life estimated by RAI of 5 years. RAI’s management took into consideration many factors in determining the preliminary fair value of trademarks and their lives. Trademarks that will not be amortized will be tested for impairment at least annually. An adjustment to increase amortization expense related to Lorillard’s finite life trademarks of $1 million and $2 million for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively, is reflected in the Unaudited Pro Forma Condensed Combined Statement of Income.

Adjustment to reflect preliminary fair value estimates for brands of Lorillard that will be sold to Imperial Sub are reflected as assets held for sale, and are included in prepaid expenses and other current assets. The preliminary fair value estimate of $650 million for the brand MAVERICK was determined based on an income approach, utilizing a discounted cash flow valuation model using Lorillard long term projections. The preliminary fair value estimate of $181 million for the brand blu eCIGS is the aggregate purchase price from the acquisitions of certain assets and operations of blu eCIGS and SKYCIG by Lorillard over the past several years.

(e)	Goodwill—Adjustment to record estimated goodwill resulting from the Lorillard merger. Goodwill represents the residual of the purchase price over the fair value of the identified assets acquired and liabilities assumed. Goodwill is not amortized, but rather is assessed for impairment at least annually, or more frequently whenever events or circumstances indicate that goodwill might be impaired.

(f)	Transaction-related costs—Adjustment to record liabilities of $101 million, net of related tax benefits, for transaction-related costs in other current liabilities with the offset in equity. A liability of $50 million, net of $32 million in related tax benefits, relates to merger advisory fees and a corresponding adjustment to RAI’s shareholders’ equity. This amount does not include estimates for fees that are not readily determinable or factually supportable. A liability of $51 million, net of $32 million in related tax benefits, relates to certain payments for merger and change of control payments that will be made to Lorillard employees under the terms of the merger agreement other than equity based awards (that are reflected in the pro forma balance sheet as described in Note 2).

There was also an adjustment to eliminate nonrecurring transaction-related costs of $20 million ($15 million for RAI and $5 million for Lorillard) and $64 million ($38 million for RAI and $26 million for Lorillard) recorded in the Unaudited Pro Forma Condensed Combined Statement of Income for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively.

(g)	Long-term debt—Adjustments to record long-term debt at fair value using quoted market values as of March 31, 2015. Lorillard deferred debt issuance costs of $21 million were also eliminated. The pro forma adjustments are a result of the quoted market values of the Lorillard debt portfolio being higher than the face amount of the related debt. The quoted market value of a debt instrument is higher than the face amount of the debt when the market interest rates are lower than the stated interest rate of the debt. In acquisition accounting, this results in an increase in debt and a reduction in interest expense to reflect the lower market interest rate. The difference between the fair value of each borrowing, which was based on market interest rates and values as of March 31, 2015, based on each borrowing’s CUSIP bid price, and the face amount of each borrowing is amortized as a reduction in interest expense utilizing the effective interest method over the remaining term of each borrowing based on its maturity date. For the total debt portfolio, the adjustment is a reduction in interest expense of $16 million and $64 million for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively, resulting in interest expense that effectively reflects current market interest rates rather than the stated interest rate. Interest expense is further adjusted to reflect the elimination of amortization related to Lorillard’s previously deferred debt issuance costs of $1 million and $4 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

(h)	Bond Issuance/Interest Expense—Pro forma statement of income reflects that the proceeds from the notes offering were used in lieu of any borrowings under the bridge credit facility. The adjustment reflects the issuance of the notes offering of $9 billion, net of unamortized debt discounts of $24 million and unamortized debt financing costs of $60 million to fund a portion of the total estimated cash portion of the merger consideration and the fees, expenses and other cash needs in connection with the Lorillard transactions. The fees associated with the bridge credit facility of $8 million, net of $5 million in related tax benefits, are reflected as a reduction to shareholders’ equity and other current assets. Interest costs related to the notes offering use a weighted average interest rate of approximately 4.50%.

Given that the notes offering fully replaced any borrowings under the bridge credit facility, there also was an adjustment to eliminate nonrecurring bridge credit facility financing costs of $31 million and $39 million recorded in the Unaudited Pro Forma Condensed Combined Statement of Income for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively.

(i)	Income taxes—Adjustment to record the deferred tax impact of acquisition accounting adjustments, primarily related to inventory, intangible assets and long-term debt. The pro forma adjustment to provision for (benefit from) income taxes represents the application of RAI’s estimated statutory tax rate of 39.0% to the pro forma adjustments. The pro forma adjustment to deferred tax assets and liabilities represents the difference between the pro forma fair value of assets acquired and liabilities assumed and their historical carryover tax basis using RAI’s estimated statutory tax rate of 39.0%.

(j)	BAT share purchase—In connection with the merger agreement, RAI, BAT and B&W entered into the subscription agreement, pursuant to which BAT, indirectly through one of its wholly owned subsidiaries, subscribed for and purchased, simultaneously with the completion of the Lorillard merger, a number of shares of RAI common stock such that BAT, directly or indirectly through its affiliates, maintained approximately 42% beneficial ownership interest in RAI immediately following completion of the Lorillard merger. The proceeds from the BAT share purchase totaled approximately $4.7 billion (based on the per share reference price of $60.16 for RAI common stock agreed upon by RAI and Lorillard to calculate the merger consideration).

RAI had 532.2 million shares of common stock outstanding as of June 11, 2015. BAT holds 223.3 million shares of RAI common stock, or approximately 42% of RAI’s outstanding common stock. After issuing 104.7 million shares of RAI common stock to Lorillard shareholders in the Lorillard merger, 77.7 million shares of RAI common stock have been issued to BAT, indirectly through one of its wholly owned subsidiaries, in accordance with the subscription agreement.

(k)	Issuance of RAI common stock— 104.7 million shares of RAI common stock were issued to Lorillard shareholders in the Lorillard merger, based on the 359.4 million shares of Lorillard common stock, together with an aggregate of 0.6 million shares of Lorillard restricted stock and Lorillard restricted stock units (net of shares withheld for tax payments), outstanding as of June 11, 2015.

(l)	Lorillard shareholders’ equity—An adjustment to eliminate all Lorillard shareholders’ equity, including common stock, additional paid-in capital, accumulated deficit, treasury stock and accumulated other comprehensive loss, net.

(m)	Pension amortization—Adjustment to remove the amortization of the net actuarial losses and prior service costs for the Lorillard pension and postretirement plans of $7 million ($3 million removed from cost of products sold and $4 million removed from selling, general and administrative expenses) and $11 million ($5 million removed from cost of products sold and $6 million removed from selling, general and administrative expenses) for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively. Net actuarial losses and prior service credits are included in the accumulated other comprehensive income component of equity. Because Lorillard’s equity, including accumulated other comprehensive loss, is eliminated in the opening balance sheet, the results for the period following the Lorillard merger will not include any impact from the amortization of these deferred net actuarial losses and prior service costs.

(n)	Cash consideration—RAI also paid approximately $4.7 billion from cash balances for the Lorillard common stock. This amount was primarily obtained through the sale of the transferred assets to Imperial Sub, which yielded $4.4 billion in cash, after taxes, and RAI’s available cash. See Note 4 below for more details of the sale of the transferred assets to Imperial Sub.

Note 4—The Divestiture

In connection with entry into the merger agreement, on July 15, 2014, RAI entered into the asset purchase agreement with Imperial Sub, and for certain limited purposes, Imperial, pursuant to which, on June 12, 2015, at the satisfaction of the conditions to the closing of the Lorillard merger, Imperial Sub acquired the transferred assets from RAI, indirectly through one or more of its affiliates or subsidiaries, consisting of (1) certain assets owned by RAI subsidiaries, related to the cigarette brands WINSTON, KOOL and SALEM and (2) certain assets currently owned by Lorillard subsidiaries, related to the electronic cigarette brand blu eCIGS (including SKYCIG) and the cigarette brand MAVERICK, as well as Lorillard’s owned and leased real property, including its manufacturing, research and development facilities and headquarters in Greensboro, North Carolina and the tobacco receiving and storage facilities in Danville, Virginia, and the transferred employees, together with certain associated liabilities. Although most of the transferred assets were transferred immediately after the closing of the Lorillard merger by RAI directly or indirectly through its affiliates and subsidiaries, pursuant to the transfer agreement, certain of the Lorillard transferred assets were transferred immediately prior to the closing of the Lorillard merger. The unaudited pro forma financial information includes the effects of the sale of these brands, plus assets and liabilities associated with the transfer agreement.

The purchase price for the transferred assets and certain related liabilities divested in the divestiture was $7.056 billion, which, after deducting estimated applicable income taxes, provided RAI $4.4 billion in cash. The unaudited financial information reflects the preliminary allocations of assets, liabilities, revenues and expenses directly attributable to the brands sold to Imperial Sub in the divestiture, as well as certain other allocations deemed reasonable by management to present the unaudited pro forma financial information. The allocation methodologies developed for the purposes of these pro forma amounts are considered reasonable by management. The costs do not include costs associated with certain shared functions, and accordingly the financial information does not reflect the financial position or results of operations as if these brands and assets were stand-alone entities for the periods presented.

The unaudited pro forma financial information reflects the following adjustments related to the divestiture:

(a)	Net sales—Adjustment to reflect the net sales of the cigarette brands WINSTON, KOOL and SALEM from RAI’s historical financial information and net sales of the cigarette brand MAVERICK and the electronic cigarette brand blu eCIGS from Lorillard’s historical financial information.

(b)	Cost of products sold—Adjustment to reflect the cost of products sold for the divested brands.

(c)	Selling, general and administrative expenses—Adjustment to reflect the estimated costs of these expenses for the divested brands.

(d)	Income taxes—Adjustment to record the deferred tax impact of divestiture accounting adjustments primarily related to intangible assets. The pro forma adjustment to provision for (benefit from) income taxes represents the application of RAI’s estimated statutory tax rate of 39.0% to the pro forma adjustments.

(e)	Cash and cash equivalents—The purchase price for the transferred assets and certain associated liabilities included in the divestiture is $7.056 billion, which, after income taxes, is estimated to yield $4.4 billion in cash.

(f)	Inventories—Adjustment to reflect an allocation of leaf balances and finished goods inventory associated with WINSTON, KOOL and SALEM from RAI subsidiaries’ operations, an allocation of leaf balances, all raw materials and finished goods inventory associated with MAVERICK from Lorillard’s operations and all electronic cigarette brand inventory from Lorillard’s operations.

(g)	Accounts receivable and prepaid expenses and other—Adjustment primarily to reflect the estimated value of the MAVERICK and blu eCIGS operations that were reflected in Note 3(d) that are being sold in the divestiture.

(h)	Property, plant and equipment—Adjustment to reflect Lorillard’s property, plant and equipment and certain RAI subsidiaries’ machinery sold to Imperial Sub as part of the divestiture.

(i)	Trademarks and other intangible assets—Adjustment to reflect the historical balances of the cigarette brands WINSTON, KOOL and SALEM and the electronic cigarette brand blu eCIGS. Amortization expense is adjusted to reflect the elimination of amortization of these trademarks of $5 million and $23 million for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively.

(j)	Goodwill—Adjustment to reflect the allocation of goodwill from RAI’s RJR Tobacco segment associated with the divestiture of the cigarette brands WINSTON, KOOL and SALEM from the retained operations of RJR Tobacco based on relative fair values.

(k)	Pension and postretirement obligations—Adjustment to reflect the pension and postretirement obligations related to Lorillard employees that were transferred to Imperial Sub.

(l)	Other liabilities—Adjustment to reflect certain liabilities that were assumed by Imperial Sub as part of the divestiture.

(m)	Shareholders’ equity—Adjustment to reflect the estimated book gain on the divestiture. A summary of the estimated gain is as follows:

(dollars in millions)
Purchase price	$7,056
Estimated income taxes	(2,656)

Net cash after taxes	4,400
Net assets and liabilities divested	(1,391)
Goodwill associated with divested RJR Tobacco brands	(1,850)

Gain on the divestiture	$1,159

(n)	DORAL—The unaudited pro forma condensed combined financial statements do not take into consideration the possible required sale of the DORAL brand as part of the divestiture because it is speculative and RAI management thinks it is unlikely to occur.

Under the asset purchase agreement, in the event that the aggregate market share for the WINSTON, KOOL and SALEM brands is less than 4.9% for the three months ended prior to the month in which the closing of the Lorillard merger occurs, the asset purchase agreement provides that RJR Tobacco’s DORAL brand also will be sold to Imperial Sub. Should RJR Tobacco’s DORAL brand be sold to Imperial Sub, RAI will not receive any additional purchase price, and the divestiture of the DORAL brand would not have a material impact on its assets and liabilities on a pro forma basis. A summary of the pro forma impact of the divestiture of the DORAL brand on RAI’s unaudited pro forma condensed combined statement of income for the three months ended March 31, 2015, and the year ended December 31, 2014, is as follows:

	Pro Forma Three Months Ended March 31, 2015	Pro Forma Year Ended December 31, 2014
	(dollars in millions except per share data)
Net sales	$(50)	$(234)
Operating income	$(24)	$(114)
Net income	$(15)	$(69)
Pro forma basic earnings per share	$(0.02)	$(0.10)
Pro forma diluted earnings per share	$(0.02)	$(0.10)

Note 5—Earnings per share

The pro forma combined basic and diluted earnings per share for the three months ended March 31, 2015 and the year ended December 31, 2014 are calculated as follows:

	Pro Forma Three Months Ended March 31, 2015	Pro Forma Year Ended December 31, 2014
	(dollars in millions except per share data)
Pro forma net income	$538	$1,997

Basic weighted average RAI shares outstanding, in thousands	531,527	533,160
Lorillard shares converted to RAI shares	104,707	104,707
BAT share purchase	77,680	77,680

Pro forma basic weighted average shares outstanding	713,914	715,547
Dilutive effect of securities:
RAI restricted stock units	1,970	1,810

Pro forma diluted weighted average shares outstanding, in thousands	715,884	717,357

Pro forma basic earnings per share	$0.75	$2.79
Pro forma diluted earnings per share	$0.75	$2.78

GLOSSARY OF TERMS

As used herein, references to “RAI” refer to Reynolds American Inc., a North Carolina corporation, and not to any of its existing or future subsidiaries. In addition, as used herein, except where otherwise specified or unless the context otherwise requires, references to:

•	“asset purchase agreement” means the Asset Purchase Agreement, dated as of July 15, 2014, as it may be amended from time to time, among RAI, Imperial Sub and Imperial;

•	“B&W” means Brown & Williamson Holdings, Inc., a Delaware corporation and wholly owned subsidiary of BAT and RAI’s largest shareholder;

•	“BAT” means British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales and B&W’s parent;

•	“BAT share purchase” means the subscription and purchase by BAT, directly or indirectly through one or more of its wholly owned subsidiaries, of a number of shares of RAI common stock such that BAT, directly or indirectly through its affiliates, maintained its approximately 42% beneficial ownership interest in RAI immediately following completion of the Lorillard merger;

•	“bridge credit facility” means the Bridge Credit Agreement, dated as of September 23, 2014, among RAI, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners, and the lending institutions party thereto providing for a 364-day senior unsecured term loan in the aggregate principal amount of up to $9.0 billion;

•	“divestiture” means the transactions contemplated by the asset purchase agreement and the transfer agreement pursuant to which Imperial Sub acquired the transferred assets;

•	“Imperial” means Imperial Tobacco Group PLC, a public limited company incorporated under the laws of England and Wales;

•	“Imperial Sub” means ITG Brands, LLC, a Texas limited liability company and wholly owned subsidiary of Imperial (formerly known as Lignum-2, L.L.C.);

•	“Lorillard” means Lorillard, Inc., a Delaware corporation, and its successors;

•	“Lorillard merger” means the merger of merger sub with and into Lorillard, with Lorillard surviving as a direct, wholly owned subsidiary of RAI, pursuant to the merger agreement;

•	“Lorillard transactions” means the Lorillard merger and the other transactions contemplated by the merger agreement, including the divestiture and the BAT share purchase;

•	“Lorillard transferred assets” means certain assets formerly owned by Lorillard subsidiaries, related to the electronic cigarette brands blu eCIGS and SKYCIG and the cigarette brand MAVERICK, as well as Lorillard’s formerly owned and leased real property, including its manufacturing, research and development facilities and headquarters in Greensboro, North Carolina and the tobacco receiving and storage facilities in Danville, Virginia, and certain transferred employees;

•	“merger agreement” means the Agreement and Plan of Merger, dated as of July 15, 2014, as it may be amended from time to time, among RAI, Lorillard and merger sub;

•	“merger consideration” means the consideration, per share of Lorillard common stock, to be received by Lorillard shareholders in the Lorillard merger, consisting of:

•	0.2909 of a fully paid and nonassessable share of RAI common stock, plus

•	$50.50 in cash;

•	“merger sub” means RAI’s direct, wholly owned subsidiary, Lantern Acquisition Co., a Delaware corporation;

•	“notes offering” means the RAI offering of senior unsecured notes of $9 billion, consisting of:

•	$1,250,000,000 initial principal amount of 2.300% Senior Notes due 2018, which mature on June 12, 2018;

•	$1,250,000,000 initial principal amount of 3.250% Senior Notes due 2020, which mature June 12, 2020;

•	$1,000,000,000 initial principal amount of 4.000% Senior Notes due 2022, which mature on June 12, 2022;

•	$2,500,000,000 initial principal amount of 4.450% Senior Notes due 2025, which mature on June 12, 2025;

•	$750,000,000 initial principal amount of 5.700% Senior Notes due 2035, which mature on August 15, 2035; and

•	$2,250,000,000 initial principal amount of 5.850% Senior Notes due 2045, which mature on August 15, 2045;

•	“NYSE” means the New York Stock Exchange;

•	“RAI transferred assets” means certain assets formerly owned by RAI subsidiaries related to the cigarette brands WINSTON, KOOL and SALEM;

•	“revolving credit facility” means the Credit Agreement, dated as of December 18, 2014, among RAI, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and the various Documentation Agents, Joint Lead Arrangers, Joint Bookrunners and lending institutions party thereto, providing for a five-year, $2.0 billion senior revolving credit facility;

•	“RJR Tobacco” means RAI’s indirect, wholly owned subsidiary, R. J. Reynolds Tobacco Company, a North Carolina corporation, or, from time to time as the context requires, the RAI reportable operating segment that consists principally of the primary operations of R. J. Reynolds Tobacco Company;

•	“subscription agreement” means the Subscription and Support Agreement, dated as of July 15, 2014, as it may be amended from time to time, among RAI, BAT and B&W;

•	“transfer agreement” means the transfer agreement, dated as of July 15, 2014, as it may be amended from time to time, between Lorillard and Imperial Sub; and

•	“transferred assets” means the RAI transferred assets and the Lorillard transferred assets.

FORWARD-LOOKING STATEMENTS

Statements included in this Exhibit 99.4 that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this document and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI’s and its subsidiaries’ expectations, beliefs, intentions or future strategies that may be signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and other uncertainties include:

•	the information appearing under the caption “Risk Factors” included in RAI’s most recent annual report on Form 10-K and in any updates to the risk factors in any quarterly or other report RAI files subsequently to such annual report;

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (“FDA”);

•	the effect of adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol, including the possibility that the FDA will issue regulations prohibiting menthol, or restricting the use of menthol, in cigarettes;

•	the possibility that the FDA will require the reduction of nicotine levels or the reduction or elimination of other constituents in cigarettes;

•	the possibility that the FDA will issue regulations extending the FDA’s authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	decreased sales resulting from the future issuance of “corrective communications,” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility that reports from the U.S. Surgeon General regarding the negative health consequences associated with cigarette smoking and second-hand smoke may result in additional litigation and/or regulation;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny cases and/or other litigation;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the master settlement agreement and prior states’ settlement agreements;

•	the possibility that the arbitration award partially resolving disputes relating to the NPM adjustment provision under the master settlement agreement (“2003 NPM Adjustment”) will be vacated or otherwise modified;

•	the possibility that the arbitration award with respect to certain of the states found to be non-diligent in connection with the 2003 NPM Adjustment will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s and its subsidiaries dependence on the U.S. cigarette industry and premium and super-premium brands;

•	concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	competition from other manufacturers, including those resulting from industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations, including the digital vapor cigarette, VUSE;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time, including the Lorillard merger and the divestiture;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the reliance on outside suppliers to manage certain non-core business processes;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and commodities used in products;

•	the passage of new federal or state legislation or regulations;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension and postretirement benefits accounting or required pension funding levels;

•	the substantial amount of RAI debt, including the additional debt incurred and assumed in connection with the Lorillard merger;

•	the possibility of decreases in the credit ratings assigned to RAI, and to the senior unsecured long-term debt of RAI;

•	the possibility of changes in RAI’s historical dividend policy;

•	the restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions, including disruptions in information technology systems or security breaches, that may adversely affect manufacturing or other operations and other facilities or data;

•	the loss of key personnel or difficulties recruiting and retaining qualified personnel;

•	the inability to adequately protect intellectual property rights;

•	the significant ownership interest of BAT and its subsidiaries, RAI’s largest shareholder, in RAI and the rights of BAT and its subsidiaries under the governance agreement between the companies;

•	the potential consequences due to the expiration of the standstill provisions of the governance agreement, and the expiration of RAI’s shareholder rights plan on July 30, 2014;

•	a termination of the governance agreement or certain of its provisions in accordance with its terms, including the limitations on B&W’s representation on the RAI board of directors and its committees;

•	the potential for increased competition between RAI and BAT and their respective subsidiaries due to the expiration of the non-competition agreement between RAI and BAT on July 30, 2014; and

•	additional risks, contingencies and uncertainties associated with the Lorillard merger and divestiture that could result in an adverse effect on the results of operations, cash flows and financial position of RAI and its subsidiaries and/or the failure to realize any anticipated benefits of the Lorillard merger and divestiture to RAI shareholders, including:

•	the effect of the Lorillard merger and divestiture on the ability to maintain business relationships, and on operating results and businesses generally;

•	the reliance of RJR Tobacco on Imperial Sub to manufacture Newport on RJR Tobacco’s behalf for a period of time after the Lorillard merger and divestiture;

•	RAI’s obligations to indemnify Imperial Sub for specified matters and to retain certain liabilities related to the transferred assets;

•	the failure to realize projected synergies and other benefits from the Lorillard merger and divestiture; and

•	the incurrence of significant post- transaction related costs in connection with the merger and divestiture.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.